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EXHIBIT 21.1

SOUTHWEST WATER COMPANY
SUBSIDIARIES OF THE REGISTRANT
As of March 15, 2004

Jurisdiction of Name of Subsidiary Incorporation	Parent
Suburban Water Systems California	Southwest Water Company
Water Suppliers Mobile Communication Service California	Suburban Water Systems
New Mexico Utilities New Mexico	Southwest Water Company
ECO Resources, Inc. Texas	Southwest Water Company
Southwest Environmental Labs Texas	ECO Resources, Inc.
Wastewater Rehabilitation, Inc. Texas	Southwest Water Company
SW Utility Company Texas	Southwest Water Company
Southwest Resource Management Delaware	Southwest Water Company
Master Tek International, Inc. Colorado	Southwest Water Company
Windermere Utility Company Texas	Southwest Water Company
Hornsby Bend Utility Company Texas	Southwest Water Company
Operations Technologies, Inc. Georgia	Southwest Water Company
Aqua Services LP Texas	Southwest Water Company
Lab-tech Corporation Texas	Southwest Water Company
METRO-H2O Utilities, Inc. Texas	Southwest Water Company
Southwest Water Government Services Company Delaware	Southwest Water Company
ECO Capistrano Valley, Inc. California	ECO Resources, Inc.

  All above listed subsidiaries have been included in the Registrant's consolidated financial statements.

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  EXHIBIT 21.1
SOUTHWEST WATER COMPANY SUBSIDIARIES OF THE REGISTRANT As of March 15, 2004